UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.


                      Commission File Number   000-17385


                        DYNA GROUP INTERNATIONAL, INC.
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      (Exact Name of Small Business Issuer as Specified in Its Charter)


                1661 S. Seguin Avenue, New Braunfels, TX 78130
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      (Address, Including Zip Code, and Telephone Number, Including Area
              Code, of Registrant's Principal Executive Offices)


                   Common Stock, $.001 par value per share
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           (Title of Each Class of Securities Covered by the Form)


                                     None
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     (Titles of All Other Classes of Securities for Which a Duty to File
                Reports Under Section 13(a) or 15(d) Remains)


 Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)   [x]           Rule 12h-3(b)(1)(i)   [x]
       Rule 12g-4(a)(1)(ii)  [x]           Rule 12h-3(b)(1)(ii)  [x]
       Rule 12g-4(a)(2)(i)   [ ]           Rule 12h-3(b)(2)(i)   [ ]
       Rule 12g-4(a)(2)(ii)  [ ]           Rule 12h-3(b)(2)(ii)  [ ]
                                           Rule 15d-6            [ ]

 Approximate number of holders of record as of the certification or notice date: 297

 Pursuant to the requirements of the Securities Exchange Act of 1934 Dyna Group International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

 Date: September 13, 2005             DYNA GROUP INTERNATIONAL, INC.
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                                              /s/ Roger Tuttle
                                      By:  __________________________________
                                              Roger Tuttle
                                              President